STATE BANK OF INDIA

NEW YORK BRANCH
460 PARK AVENUE • NEW YORK, N.Y. 10022

NYB/CBD/2011-12/330
Nov 22nd, 2011.

Telephone:	(212) 521-3200
Fax:	(212) 521-3364
Telex:	236305 SBNY UR
Swift:	SBINUS33

Cadista Pharmaceuticals Inc
207, Kiley Drive, Salisbury
Maryland, 21801-2249

Kind Attn: Mr. Kamal Mandan
Fax : 410-860-8719

No-Objection Certificate
Temporary Loan to affiliate company HSL Holdings Inc

Dear Sir,

With reference to your request vide letter dated November 14th, 2011, we have to advise that we have no objection for your granting a temporary loan of USD 10.00 Million to your affiliate company HSL Holdings Inc for a maximum period of one year subject to the following conditions:

1. The loan shall be recalled in case your business book does not grow as per projections for 2011-12.
2. Payment of our NOC issuance charges of USD 10,000/= to the Bank by Nov 25th, 2011.

Yours faithfully,

Vice-President & Head (Credit)